                                                                    Exhibit 4.1


                           SUN INTERNATIONAL HOTELS LIMITED
                        SUN INTERNATIONAL NORTH AMERICA, INC.

                           8 5/8% SENIOR SUBORDINATED NOTES
                                       DUE 2007


         Unless and until it is exchanged in whole or in part for Securities in definitive form, this Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository. Unless this certificate is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New
York) ("DTC"), to the Issuers or their agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

If a Holder or a beneficial owner of a Note is required by any Gaming Authority to be found suitable, the Holder shall apply for a finding of suitability within 30 days after a Gaming Authority request or sooner if so required by such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a Holder or beneficial owner is required to be found suitable and is not found suitable by a Gaming Authority, the Holder shall, to the extent required by applicable law, dispose of his Notes within 30 days or within that time prescribed by a Gaming Authority, whichever is earlier. If the Holder fails to dispose of his Notes within such time period, the Issuers may, at their option, redeem such Holder's Notes at, depending on applicable law, (i) the principal amount thereof, together with accrued and unpaid interest to the date of the finding of unsuitability by a Gaming Authority, (ii) the amount that such Holder paid for the Notes,

(iii) the fair market value of the Notes, (iv) the lowest of clauses (i), (ii) and (iii), or (v) such other amount as may be determined by the appropriate Gaming Authority.

                                                             CUSIP NO. _________

No. 1                                                               $__________


         Sun International Hotels Limited, an international business company organized under the laws of the Commonwealth of The Bahamas ("Sun International"), and Sun International North America, Inc., a Delaware corporation and a wholly owned subsidiary of Sun International ("SINA" and, together with Sun International, the "Issuers," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promise, jointly and severally, to pay to Cede & Co., or registered assigns, the principal sum of ________________________________ ($____________), on December 15, 2007.

         Interest Payment Dates:  June 15 and December 15.

         Record Dates:  June 1 and December 1.

         Reference is made to the further provisions of this Security on the reverse side, which will, for all purposes, have the same effect as if set forth at this place.

         IN WITNESS WHEREOF, the Issuers have caused this Instrument to be duly executed under its corporate seal.


                             SUN INTERNATIONAL HOTELS LIMITED


                             By:
                                ----------------------------------
                                Name:
                                Title:


Attest:
      ----------------------


                             SUN INTERNATIONAL NORTH AMERICA, INC.


                             By:
                                ----------------------------------
                                Name:
                                Title:


Attest:
      ----------------------

         This is one of the Securities described in the within-mentioned Indenture.



Dated:  December 15, 1997
                             THE BANK OF NEW YORK,
                             As Trustee



                             By:
                                ---------------------------------
                                 Authorized Signatory

                           SUN INTERNATIONAL HOTELS LIMITED
                        SUN INTERNATIONAL NORTH AMERICA, INC.

                           8 5/8% SENIOR SUBORDINATED NOTES
                                       DUE 2007


1. INTEREST.

         Sun International Hotels Limited, an international business company organized under the laws of the Commonwealth of The Bahamas ("Sun International"), and Sun International North America, Inc., a Delaware corporation and a wholly owned subsidiary of Sun International ("SINA" and, together with Sun International, the "Issuers"), jointly and severally, promise to pay interest on the principal amount of this Security at a rate of 8 5/8% per annum. To the extent it is lawful, the Issuers promise to pay interest on any interest payment due but unpaid on such principal amount at a rate of 8 5/8% per annum compounded semi-annually.

         The Issuers will pay interest semi-annually on June 15 and December 15 of each year (each, an "Interest Payment Date"), commencing June 15, 1998. Interest on the Securities will accrue from the most recent date to which interest has been paid on the Securities pursuant to the Indenture or, if no interest has been paid, from December 15, 1997. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

2. METHOD OF PAYMENT.

         The Issuers shall pay interest on the Securities (except defaulted interest) to the persons who are the registered Holders at the close of business on the Record Date immediately preceding the Interest Payment Date. Holders must surrender Securities to a Paying Agent to collect principal payments. Except as provided below, the Issuers shall pay principal and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts ("Cash"). The Securities will be payable as to principal, premium and interest at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of principal, premium and interest may be made by check mailed to the

Holders at their addresses set forth in the register of Holders, and PROVIDED that payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Securities and all other Securities the Holders of which shall have provided written wire transfer instructions to the Issuers and the Paying Agent.

3. PAYING AGENT AND REGISTRAR.

         Initially, The Bank of New York (the "Trustee") will act as Paying Agent and Registrar. The Issuers may change any Paying Agent, Registrar or Co-registrar without notice to the Holders. The Issuers or any of their respective Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or Co-registrar.

4. INDENTURE.

         The Issuers issued the Securities under an Indenture, dated December 10, 1997 (the "Indenture"), among the Issuers, the Guarantors named therein and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. The Securities are subject to all such terms, and Holders of Securities are referred to the Indenture and said Act for a statement of them. The Securities are senior subordinated obligations of the Issuers limited in aggregate principal amount to $_____________________.

5. REDEMPTION.

         Except as provided in this Paragraph 5 or as provided in Section 3.2 of the Indenture, the Issuers shall not have the right to redeem any Securities. The Securities are redeemable in whole or from time to time in part at any time on or after December 15, 2002, at the option of the Issuers, at the Redemption Price (expressed as a percentage of principal amount) set forth below, if redeemed during the 12-month period commencing December 15 of each of the years indicated below, in each case (subject to the right of Holders of record on the Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption

Date), plus any accrued but unpaid interest to the Redemption Date.


              Year                      Redemption Price
              ----                      ----------------

              2002                          104.313%
              2003                          102.876%
              2004                          101.438%
              2005 and thereafter           100.000%

         On or prior to December 15, 2000, upon a Public Equity Offering of Ordinary Shares for cash of Sun International, up to $____ million aggregate principal amount of the Securities may be redeemed at the option of the Issuers with cash from the Net Cash Proceeds of such Public Equity Offering, at 108.625% of the principal amount thereof (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), plus accrued but unpaid interest to the date of redemption; PROVIDED, HOWEVER, that immediately following each such redemption not less than $____ million aggregate principal amount of the Notes are outstanding, PROVIDED, FURTHER that such redemption shall occur within 120 days of such Public Equity Offering.

         The Notes may be redeemed at the option of the Issuers, in whole but not in part, upon not less than 30 nor more than 60 days' notice given as provided herein, at any time at a redemption price equal to the principal amount thereof, plus accrued and unpaid interest, if any, thereon, to the date fixed for redemption if, as a result of any change in or amendment to the laws, treaties, rulings or regulations of The Bahamas, or of any political subdivision or taxing authority thereof or therein, or any change in the official position of the applicable taxing authority regarding the application or interpretation of such laws, treaties, rulings or regulations (including a holding judgment or order of a court of competent jurisdiction) or any execution thereof or amendment thereto, which is enacted into law or otherwise becomes effective after the Issue Date, either Issuer is or would be required on the next succeeding Interest Payment Date to pay Additional Amounts on the Notes as a result of the imposition of a Bahamian withholding tax and the payment of such Additional Amounts cannot be avoided by the use of any reasonable measures available to the Issuers which do not cause the Issuers to incur any material costs.

The Issuers shall also pay to holders on the redemption date any Additional Amounts then due and which will become due as a result of the redemption would otherwise be payable.

         If a Holder or a beneficial owner of a Note is required by any Gaming Authority to be found suitable, the Holder shall apply for a finding of suitability within 30 days after a Gaming Authority request or sooner if so required by such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a Holder or beneficial owner is required to be found suitable and is not found suitable by a Gaming Authority, the Holder shall, to the extent required by applicable law, dispose of his Notes within 30 days or within that time prescribed by a Gaming Authority, whichever is earlier. If the Holder fails to dispose of his Notes within such time period, the Issuers may, at their option, redeem such Holder's Notes at, depending on applicable law, (i) the principal amount thereof, together with accrued and unpaid interest to the date of the finding of unsuitability by a Gaming Authority, (ii) the amount that such Holder paid for the Notes, (iii) the fair market value of the Notes, (iv) the lowest of clauses (i), (ii) and (iii), or (v) such other amount as may be determined by the appropriate Gaming Authority.

         Any redemption of the Notes shall comply with Article III of the Indenture.

6. NOTICE OF REDEMPTION.

         Except as required by a Gaming Authority with respect to a redemption provided for in Section 3.2 of the Indenture, notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date (unless a shorter notice shall be required by any Governmental Authority) to each Holder of Securities to be redeemed at his registered address. Securities in denominations larger than $1,000 may be redeemed in part.

         Except as set forth in the Indenture, from and after any Redemption Date, if monies for the redemption of the Securities called for redemption shall have been deposited with the Paying Agent on such Redemption Date, the Securities called for redemption will cease to bear interest and the only right of the Holders of such Securities will be to receive payment of the Redemption Price, plus any accrued but unpaid interest to the Redemption Date.


7. DENOMINATIONS; TRANSFER; EXCHANGE.

         The Securities are in registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. A Holder may register the transfer of, or exchange Securities in accordance with, the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption.

8. PERSONS DEEMED OWNERS.

         The registered Holder of a Security may be treated as the owner of it for all purposes.

9. UNCLAIMED MONEY.

         If money for the payment of principal or interest remains unclaimed for two years, the Trustee and the Paying Agent(s) will pay the money back to the Issuers at their written request. After that, all liability of the Trustee and such Paying Agent(s) with respect to such money shall cease.

10. DISCHARGE PRIOR TO REDEMPTION OR MATURITY.

         If the Issuers at any time deposit into an irrevocable trust with the Trustee Cash or U.S. Government Obligations sufficient to pay the principal of and interest on the Securities to redemption or maturity and comply with the other provisions of the Indenture relating thereto, the Issuers will be discharged from certain provisions of the Indenture and the Securities (including the financial covenants, but excluding its obligation to pay the principal of and interest on the Securities).

11. AMENDMENT; SUPPLEMENT; WAIVER.

         Subject to certain exceptions, the Indenture or the Securities may be amended or supplemented with the written consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding, and any existing

Default or Event of Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, defect or inconsistency, comply with the TIA or make any other change that does not adversely affect the rights of any Holder of a Security.

12. RESTRICTIVE COVENANTS.

         The Indenture imposes certain limitations on the ability of the Issuers and their respective Subsidiaries to, among other things, incur additional Indebtedness and Disqualified Capital Stock, make payments in respect of its Capital Stock, enter into transactions with Affiliates, incur Liens, merge or consolidate with any other person and sell, lease, transfer or otherwise dispose of substantially all of its properties or assets. The limitations are subject to a number of important qualifications and exceptions. The Issuers must annually report to the Trustee on compliance with such limitations.

13. CHANGE OF CONTROL.

         In the event there shall occur any Change of Control Triggering Event, each Holder of Securities shall have the right, at such Holder's option but subject to the limitations and conditions set forth in the Indenture, to require the Issuers to purchase on the Change of Control Purchase Date in the manner specified in the Indenture, all or any part (in integral multiples of $1,000) of such Holder's Securities at a cash price equal to 101% of the principal amount thereof, together with accrued but unpaid interest to and including the Change of Control Purchase Date.

14. CERTAIN ASSET SALES.

         The Indenture imposes certain limitations on the ability of the Issuers to sell assets. In the event the proceeds from a permitted Asset Sale exceed certain amounts, as specified in the Indenture, the Issuers generally will be required either to reinvest the proceeds of such Asset Sale in its business, use such proceeds to retire debt, or to make an asset sale offer to purchase a certain amount of each Holder's Securities at 100% of the principal amount thereof, plus accrued interest, if any, to the purchase date, as more fully set forth in the Indenture.

15. GAMING LAWS.

         The rights of the Holder of this Security and any owner of any beneficial interest in this Security are subject to various gaming laws and the jurisdiction and requirements of the Gaming Authorities and the further limitations and requirements set forth in the Indenture.

16. RANKING.

         Payment of principal, premium, if any, and interest on the Securities is subordinated, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all Senior Debt.

17. SUCCESSORS.

         When a successor assumes all the obligations of its predecessor under the Securities and the Indenture, the predecessor will be released from those obligations.

18. DEFAULTS AND REMEDIES.

         If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Securities then outstanding may declare all the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power.

19. TRUSTEE DEALINGS WITH COMPANY.

         The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their respective Affiliates, and may otherwise deal with the Issuers or their Affiliates as if it were not the Trustee.

20. NO RECOURSE AGAINST OTHERS.

         No direct or indirect stockholder, director, officer or employee, as such, past, present or future of the Issuers or any successor corporation shall have any personal liability in respect of the obligations of the Issuers under the Securities or the Indenture by reason of his status as such stockholder, director, officer or employee. Each Holder of a Security by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities.

21. AUTHENTICATION.

         This Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Security.

22. ABBREVIATIONS AND DEFINED TERMS.

         Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

23. CUSIP NUMBERS.

         Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers will cause CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

24. GOVERNING LAW.

         The Indenture and the Securities shall be governed by and construed in accordance with the internal laws of the State of New York.

                                      ASSIGNMENT


                           I or we assign this Security to

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(Print or type name, address and zip code of assignee)


         Please insert Social Security or other identifying number of assignee
_________________

and irrevocably appoint ___________ agent to transfer this Security on the books of the Issuers. The agent may substitute another to act for him.


Dated:  __________ Signed:  ____________________________________________________

--------------------------------------------------------------------------------
               (Sign exactly as your name appears on the other side of
                                    this Security)

Signature guarantee:
                   ---------------------------------

                          OPTION OF HOLDER TO ELECT PURCHASE


         If you want to elect to have this Security purchased by the Issuers pursuant to Section 4.13 or Article X of the Indenture, check the appropriate box:

/ / Section 4.13

/ / Article X


         If you want to elect to have only part of this Security purchased by the Issuers pursuant to the Indenture, state the principal amount you want to have purchased: $________



Date:  ________________ Signature: _____________________________________________
    (Sign exactly as your name appears on the other side of this Security)

Signature guarantee:
                   ---------------------------------------------

                    SCHEDULE OF EXCHANGES OF DEFINITIVE SECURITIES

         The following exchanges of a part of this Global Security for Definitive Securities have been made:

                                                                               Signature of
                       Amount of          Amount of       Principal Amount      authorized
                      decrease in        increase in       of this Global       signatory
                    Principal Amount   Principal Amount   Security following   of Trustee or
                     of this Global     of this Global      such decrease       Securities
Date of Exchange        Security          Security          (or increase)        Custodian
--------------------------------------------------------------------------------------------


